EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Digital Domain and subsidiaries on Form S-1 of our report dated November 13, 2007 related to the financial statements of The Foundry Visionmongers Limited as of and for the nine month period ended December 31, 2006 and as of and for the year ended March 31, 2006 appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE LLP
London, England
December 10, 2007